Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to Registration Statements No. 333-120954 and No. 333-123544 on Forms S-4 of our report dated February 23, 2005, relating to the financial statements and financial statement schedule of Sears Roebuck and Co. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in accounting principles for goodwill in 2002 and changes in its method of accounting for domestic pension and postretirement plans in 2004 as discussed in Notes 1 and 9), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 1, 2005.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois

April 22, 2005